Exhibit 99.4

Eschelon Associate  Q & A
Integra Acquiring Eschelon

Q.                                   Why are we selling the company?

A.                                   We believe the offer we received from Integra is a very good one—at $30 a share it represents a 58% premium to our stock price 90 days ago and it represents a 110% increase in stock price from just one year ago.  In addition, the combined company will have financial and operational advantages which will benefit employees, customers, and shareholders.

Q.            When will the sale be completed?

A.                                   The transaction is subject to customary closing conditions and regulatory approvals; however, we expect the sale to be completed by the end of August 2007.

Q.                                   Will I get to keep my job?

A.                                   Eschelon has a great reputation within the industry and one of the benefits that Integra will be receiving in this transaction is the fact that we have a high caliber and experienced work force.  While it is certain that surplus positions will be reduced over time, Integra has been adamant about evaluating and implementing best practices between the companies—you should not assume that just because you work for Eschelon that you will lose your job—on the contrary the majority of the associates at both companies are expected to be retained after the integration period.

Q.                                   How will Integra be able to judge my effectiveness in making future position decisions?

A.                                 Eschelon executives will be deeply involved in planning activities between the two companies and will be able assist Integra in determining best practices and in evaluating associates—your continued high level of performance will be important.

Q.            How can I improve my chances of keeping my job?

A.                                 Work hard, stay flexible on assignments, stay focused, do quality work, and be a team-player—these are all good recommendations.  Because company integrations create change, there will be many career opportunities opening within the combined company—it will be up to you to take advantage of these opportunities.

Q.            What if my position is eliminated?

A.                                 Eschelon has established a severance program for associates who, due to integration actions, have their position eliminated or moved more than 40 miles and who do not take another position with the company.

•                  Vice Presidents, five weeks of pay for each year of service.

•                  Directors, four weeks of pay for each year of service.

•                  Managers/Supervisors, three weeks of pay for each year of service

•                  Non-Management, two weeks of pay for each year of service

•                  Minimum payment is one week.

•                  Severance pay is pro-rated for partial years of service

                                                In addition to the above,  Integra is offering a 5% salary bonus paid as a “stay” bonus to all Eschelon non-sales/non-executives associates who stay with the company at least six months post completion of the transaction.  Non-sales/non executive associates whose positions are eliminated will receive a 25% severance payment in addition to the normal Eschelon severance payment.

Q.                                   Should I start looking for another position outside of Eschelon?

A.                                   Clearly, this is something that a lot of people will be thinking about, but, it would be pre-mature to begin a job search.  First, we have many months before we complete the transaction and many months after that before integration activities are completed.  Second, remember, the companies are studying best practices and will be re-organizing around these—so it is very possible that your position won’t be impacted by the acquisition.  Third, both Integra and Eschelon value your service and have set up special bonus incentives for most positions, in addition to the severance program, to help encourage you to stay with the company and support our combined mission.

Q.            Where will headquarters be located?

A.                                   Portland, Oregon will be the official location but Minneapolis will be a significant regional operations center.  In addition, some headquarters functions will be located in both Portland and Minneapolis.  Exact details still need to be determined and more information on this will be forthcoming at a later date.

Q.            What impact will this have on day-to-day operations?

A.                                 We will continue to operate under “business as usual” guidelines—the purchase agreement specifically calls for us to operate the business, pre-completion of the transaction, in its ordinary course.

Q.                                   How does this impact our integration activities for OTI, MTI, OneEighty, and how does it impact our acquisition of UNICOM?

A.                                   It has no impact at all on our integration activities and no impact on our acquisition of UNICOM—we will continue to follow our project plans and we will continue to move forward with our plans to integrate UNICOM into Eschelon.

Q.                                   How does this impact our key initiatives for 2007 (e.g. automation projects, sales force expansions, new market entry, VoIP network capabilities, etc.).

A.                                   We will continue to implement our plans for 2007.  As we get closer to completing the transaction, if we decide to modify our plans we will communicate our intentions to you.

Q.                                   How will this impact my benefits?

A.                                   There are some differences between our benefit plans; however, on the average they are similar in terms of the value provided to associates.  We are still studying how to move forward with benefit plans; but, you will continue to have health care coverage without any lapses for this important benefit.

Q.                                   How will this impact my performance appraisal and compensation?

A.                                   We will continue to move forward with doing our annual performance appraisals and wage treatments.  Our purchase agreement specifically calls for us to take this action.  After 2007, associates will move to the Integra performance appraisal and pay review plan.

Q.            I have a loan from my 401K account—what will happen to it?

A.                                   We have made arrangements to have these loans rolled over to the Integra 401K program.

Q.                                   What should I tell vendors?

A.                                   It remains “business as usual” until we decide to do something differently—there is no need to pro-actively discuss this transaction with vendors at this time.

Q.                                   What should I do if I’m contacted by member of the media to discuss the transaction?

A.                                   All media contacts going forward should be referred to Robert Pickens, Chief Operating Officer, 612.436.6604 or e-mail bepickens@eschelon.com.  It is very important that you not communicate or provide material to the media.

Q.                                   What should I do if I find out one of our customers is leaving us to go to Integra?

A.                                   You should do exactly what you would have done before this announcement—we remain separate companies until we complete the transaction and we have to operate independently.  If customers are under term plans with us, we will enforce our term penalties.

Q.                                   Should we still actually sell against Integra?

A.                                   Yes — remember, business as usual.

Q.                                   Will Integra continue to sell against Eschelon?

A.                                   Yes — but Integra will not use this acquisition as leverage against us in sales or customer retention activity.  Remember, the two companies will blend together after the transaction so customers will not benefit by moving between companies.

Q.                                   What should I do if I have more questions or concerns that have not been addressed?

A.                                   See your supervisor and escalate within you departmental structure where needed.  It is not appropriate to call Integra with questions.  Remember, we still are two separate companies.  We understand that these will be uncertain times and management will be available to help and discuss this transaction with you whenever needed.